BDO

BDO Dunwoody LLP
Chartered Accountants
And Consultants

Royal Bank Plaza
P.O. Box 32
Toronto Ontario Canada M5J 2J8
Telephone: (416) 865-0200
Telefax: (416) 865-0887

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated February 24, 2005, except for Note 21 for which the date is September 30, 2005 relating to the consolidated financial statements of A.C. Technical Systems, Ltd. for the period ended September 29, 2004 which is contained in that Prospectus.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

(signed) BDO Dunwoody LLP

Chartered Accountants
Toronto, Ontario
October 17, 2005